Exhibit	99.2 — Press Release issued by Internet America, Inc. on May 8, 2003

INTERNET AMERICA REPORTS NET INCOME

FOR THE THIRD STRAIGHT QUARTER

AND POSITIVE EBITDA FOR THE NINTH CONSECUTIVE QUARTER

DALLAS, May 8, 2003 — Internet America, Inc. (OTCBB: GEEK) today announced revenue of $4.2 million for its third fiscal quarter ended March 31, 2003. The Company reported positive EBITDA (earnings before interest, taxes, depreciation and amortization) of $808,000 for the quarter compared to positive EBITDA of $1.1 million for the same period in the prior year.

Internet America recorded net income of $536,000 for the quarter, or $0.05 per share, versus a net loss of approximately $3.0 million, or $0.30 per share for the same quarter in the prior year. There was no charge in the quarter ending March 31, 2003 for the amortization of goodwill, due to the adoption, effective July 1, 2002, of SFAS No. 142. Excluding goodwill amortization, the Company reported net income of $0.06 per share for the quarter ended March 31, 2002. Internet America’s subscriber count was approximately 103,000 at March 31, 2003.

Jack Smith, Chief Executive Officer of Internet America commented, “This quarter marks the third consecutive quarter that Internet America has reported net income and the ninth consecutive quarter of positive EBITDA. This strong financial performance has considerably strengthened our overall financial position as shown by our balance sheet and positions Internet America very well for the future.”

Mr. Smith continued, “The recent settlement of a judgment against the Company will eliminate the ongoing costs of an appeal of that judgment, which total approximately $636,000 per year, and thus, we expect a decrease in interest expense and in general and administrative expense for future quarters. Specifically, we expect a positive impact of approximately $419,000 on the Company’s income statement for the quarter ending June 30, 2003. After payment of the settlement amount of $3.25 million in our fourth fiscal quarter and release of an appeal bond, we expect the Company’s cash balance to be approximately $1.75 million. Payment of the settlement amount will also reduce the Company’s current assets while reducing long-term debt, causing a reduction of the Company’s net working capital of $2.88 million.”

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.

This press release contains forward-looking statements relating to future financial results and business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change and actual results may differ materially as a result of a number of risk factors. These risk factors include, without limitation, that the Company (1) will not increase revenues or improve EBITDA, profitability or product margins, (2) will not retain or grow its customer base, including its DSL and commercial services customers, (3) will not continue to achieve operating efficiencies, and (4) will be adversely affected by dependence on network infrastructure, telecommunications carriers and other suppliers, by regulatory changes and by general competitive, economic and business conditions. These risk factors are not intended to represent a complete list of all risks and uncertainties in the Company’s business and should be read in conjunction with the more detailed cautionary statements included in the Company’s most recent SEC filings.

Internet America, Inc.

(OTCBB: GEEK)

Unaudited Financial Summary

(in thousands, except per share data and subscriber count)

	Three Months Ended
	03/31/03	03/31/02
Subscribers	103,000	137,000
Internet services revenue	$4,183	$6,184
Other revenue	9	12

Total revenue	4,192	6,196

Connectivity and operations	1,983	2,955
Sales and marketing	119	231
General & administrative	1,282	1,937

EBITDA[1]	808	1,073

Depreciation	129	363
Goodwill amortization	—	3,539
Interest expense	143	143

Net income (loss)	$536	$(2,972)

Basic income (loss) per share	$0.05	$(0.30)
Weighted average shares – basic	10,291,305	10,064,571

Fully diluted income (loss) per share	$0.05	$(0.30)
Weighted average shares – fully diluted	10,295,645	10,064,571

Net income (loss) plus goodwill amortization	536	567
Pro forma earnings per share	$0.05	$0.06

Reconciliation of net income (loss) (a GAAP measure) to EBITDA (a Non-GAAP measure) (in thousands)

	Three Months Ended
	03/31/03	03/31/02
Net income (loss)	$536	$(2,972)

Add:
Depreciation	129	363
Goodwill amortization	—	3,539
Interest expense	143	143

EBITDA	$808	$1,073

1 EBITDA: Earnings before Interest, Taxes and Depreciation and Amortization. EBITDA is not a measurement of financial performance under generally accepted accounting principles (GAAP) and should not be considered an alternative to net income as a measure of performance. Management has consistently used EBITDA on a historical basis as a measurement of the Company’s current operating cash income.

2 Pro forma earnings per share represents earnings per share, excluding goodwill amortization. The Company adopted SFAS No. 142 effective July 1, 2002, which resulted in no amortization expense being recorded subsequent to July 1, 2002.

	03/31/03	03/31/02
Current assets	$5,795	$4,488
Property and equipment, net	465	1,215
Other assets	4,399	7,991

Total assets	$10,659	$13,694

Current liabilities	$5,064	$6,859
Long-term debt, net	0	0
Long-term capital lease obligations	0	50
Accrued lawsuit	3,300	3,300

Total liabilities	8,364	10,209
Total stockholders’ equity	2,295	3,485

Total liabilities and stockholders’ equity	$10,659	$13,694

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